Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF U.S. ENERGY CORP.

U.S. Energy Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is U.S. Energy Corp.

SECOND: The original name of the Company is U.S. Energy Corp. The date on which the Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is August 3, 2022.

THIRD: That, upon action by unanimous written consent in lieu of a meeting of the Board of Directors of the Corporation (the “Board”), effective on May 20, 2026, the following resolutions were duly adopted, declaring advisable and approving the following amendment to the Certificate of Incorporation of the Corporation:

WHEREAS, Sections 242(a)(1) and 242(d)(1) of the General Corporation Law of the State of Delaware provide that the board of directors of a corporation may amend its certificate of incorporation after receipt of payment for its capital stock to change its corporate name without submitting such amendment to a vote of its stockholders; and

WHEREAS, the Board declares it advisable and in the best interest of the Corporation and its stockholders to amend the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), to change the name of the Corporation from ‘U.S. Energy Corp.’ to ‘Big Sky Industrial Inc.’ (the “Corporate Name Change”).

NOW, THEREFORE, BE IT:

RESOLVED, that, at the Effective Time (defined below), ARTICLE I of the Certificate of Incorporation shall be deleted and replaced in its entirety with the following:

“ARTICLE I

NAME

The name of the corporation is Big Sky Industrial Inc. (the “Corporation”).”

RESOLVED, that, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to file a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation with the Secretary of State of the State of Delaware, and to take all other actions necessary or appropriate to affect the Corporate Name Change.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware without a meeting or vote of the Corporation’s stockholders.

FIFTH: That this Certificate of Amendment to the Certificate of Incorporation shall be effective on June 8, 2026, at 12:01 a.m. Eastern Standard Time (the “Effective Time”).

IN WITNESS WHEREOF, U.S. Energy Corp. has caused this certificate to be signed by Ryan Smith, its Chief Executive Officer, this 3rd day of June 2026.

U.S. Energy Corp.

By:	/s/ Ryan Smith
Ryan Smith Chief Executive Officer